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                                                                    EXHIBIT 10.5
                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT (this "Agreement") is made and entered into as of December 29, 1998 by and between LIBERTY BANCSHARES, INC., a Missouri corporation ("Borrower"), and MERCANTILE BANK NATIONAL ASSOCIATION, a national banking association ("Lender").

                              W I T N E S S E T H:

         WHEREAS, Borrower has applied for: a term loan from Lender in the original principal amount of $5,500,000.00; a thirty day loan in the amount of $4,857,000.00; and a revolving line of credit in the amount of $3,000,000.00; and

         WHEREAS, Lender is willing to make said loans to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth;;

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree and promise as follows:

SECTION 1.        TERM.

         The "Term" of this Agreement shall commence on the date hereof and shall end on December 29, 2003, or when Borrower's Obligations shall be paid in full, unless earlier terminated upon the occurrence of an Event of Default under this Agreement. All representations and warranties made herein shall survive termination and termination shall not affect a party's rights with respect to any prior breach of any term, agreement, covenant, representation or warranty contained herein.

SECTION 2.        DEFINITIONS.

         In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

         Attorneys' Fees means the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys employed by Lender (including, without limitation, attorneys who are employees of Lender) from time to time to represent Lender in any litigation, contest or proceeding or to take any other action in or with respect to any litigation, contest, or proceeding (whether instituted by Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, any Third Party Collateral, this Agreement or any of the other Transaction Documents, Borrower, any Subsidiary Bank or any other Obligor, (iii) to protect, collect, lease, sell, take possession of or liquidate any of the collateral or any Third Party Collateral and (iv) to enforce any of Lender's rights to collect any of Borrower's Obligations.

         Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender.

         Capitalized Lease shall mean any lease which, in accordance with generally accepted accounting principles consistently applied, is required to be capitalized on the balance sheet of the lessee.

         Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

         Collateral shall have the meaning ascribed to such term in the Pledge Agreement.

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         Consolidated Subsidiary shall mean with respect to any Person at any date, any Subsidiary or other entity the assets and liabilities of which are or should be consolidated with those of such Person in its consolidated financial statements as of such date in accordance with generally accepted accounting principles consistently applied.

         Controlled Bank shall mean any state or federally chartered bank and/or any bank holding company which Borrower controls. For purposes of this definition, "control" shall have the meaning ascribed thereto in Section 225.2(e) of Regulation Y of The Board of Governors of The Federal Reserve System, as from time to time amended.

         Default shall mean an event or condition the occurrence of which would, with the lapse of time, the giving of notice, or both, become or constitute an Event of Default as defined in Section 8 hereof.

         Distribution in respect of any corporation shall mean:

                  (a) dividends or other distributions on capital stock of the corporation; and

                  (b) the redemption, repurchase or other acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for such stock).

         Equity Capital shall mean, with respect to any Person, the sum of the common stock, perpetual preferred stock (meaning preferred stock with no maturity date and which may not be redeemed at the option of the holder), paid-in surplus and retained earnings of such Person, all determined in accordance with generally accepted accounting principles consistently applied, less the sum of the total of goodwill and other tangible assets of such Person, if any.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

         Event of Default shall have the meaning ascribed thereto in Section 8.

         Fed Funds Rate shall mean the interest rate quoted by Lender as its daily "Operating Fed Funds Rate," which interest shall fluctuate as and when said "Operating Fed Funds Rate" shall change.

         Indebtedness of any Person shall mean and include all obligations of such Person which in accordance with generally accepted accounting principles consistently applied are or should be classified upon a balance sheet of such Person as liabilities of such Person, any and all contingent obligations, indebtedness and/or liabilities of such Person, whether or not reflected on the balance sheet of such Person and any and all obligations of such Person under any Capitalized Lease.

         Insider shall mean any Person to whom, with respect to Borrower and/or Subsidiary Bank the provisions of Regulation O of The Board of Governors of the Federal Reserve System, as from time to time amended, apply.

         Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the Owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, lien or other encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt and any lease, consignment or bailment for security purposes.

         Loans shall mean collectively the Term Loan, Thirty Day Loan and Revolving Loan described in Section 3.

         Multiemployer Plan shall mean a "multiemployer plan" as defined in
Section 4001(a) (3) of ERISA which is maintained for employees of Borrower, any other Obligor, any ERISA Affiliate or Subsidiary Bank.

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         Net Income shall mean, with respect to any Person for any period, the aggregate net income (or net loss) of such Person for such period equal to net revenues and other proper income less the aggregate amount of any and all items which are treated as expenses under generally accepted accounting principles consistently applied, and less Federal, state and local income taxes, but excluding the definition of Net Income any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, all determined in accordance with generally accepted accounting principles consistently applied.

         Non-Performing Assets shall mean, with respect to Subsidiary Bank, assets which: (a constitute or are classified as other real estate owned (as such term is defined in the guidelines, rules and regulations of The Board of Governors of the Federal Reserve Board pertaining to capital adequacy in effect from time to time) or (b) in the case of a particular asset, is (at the time of such calculation) classified as a loan or other extension of credit (1) which has been placed on nonaccrual status or has been required to be so placed by any Regulatory Agency, (2) which has been classified as renegotiated pursuant to guidelines now or hereafter established by the Federal Financial Institutions Examination Council or (3) with respect to which any payment of any principal or interest is past due for a period of ninety (90) days or more.

         Notes shall mean collectively, the Term Loan Note, Thirty Day Loan Note and Revolving Loan Note of Borrower to be executed and delivered to Lender pursuant to Section 3, as the same may from time to time be amended modified, extended or renewed.

         Obligations shall mean any and all indebtedness, liabilities and obligations of Borrower to Lender under the Notes, this Agreement, the Pledge Agreement, any of the other Transaction Documents or any other agreement, instrument or document heretofore, now or hereafter executed and delivered by Borrower to Lender, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys' Fees incurred or to be incurred in connection therewith.

         Obligor shall mean Borrower and each other Person who is or shall become primarily or secondarily liable on any of Borrower's Obligations or who grants Lender a Lien upon any Property or assets of such Person as collateral for any of Borrower's Obligations.

         PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan shall mean any "pension plan" as such term is defined in
Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is established or maintained by Borrower, any other Obligor, any ERISA Affiliate or Subsidiary Bank, other than a Multiemployer Plan.

         Pension shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization or association, and a government or agency or political subdivision thereof.

         Pledge Agreement shall mean the General Pledge and Security Agreement to be executed by Borrower and delivered to Lender pursuant to Section 4 hereof as the same may from time to time be amended.

         Primary Capital shall mean, with respect to any Person, the Equity Capital of such Person plus the total allowance for possible loan and lease losses of such Person, all as determined in accordance with generally accepted accounting principles consistently applied.

         Prime Rate shall mean the interest rate announced from time to time by Lender as its "prime rate" on commercial loans, which rate shall fluctuate as and when said prime rate shall change.

         Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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         Properties shall mean the plural of Property. For purposes of this
Agreement, Borrower and Subsidiary Bank, as the case may be, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         Regulatory Agency shall mean any Federal, state or local governmental or regulatory agency, authority, entity or official having jurisdiction over the banking or other related activities of Borrower and/or Subsidiary Bank, including, without limitation (to the extent applicable), The Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Missouri Director of Finance.

         Related Party shall mean any Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, Borrower or Subsidiary Bank. The term "control" shall mean the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the capital stock of any Person or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership or voting securities, by contract or otherwise.

         Reportable Events shall have the meaning given to such term in ERISA.

         Subsidiary shall mean, with respect to any Person, any corporation of which ten percent (10%) or more of the issued and outstanding capital stock entitled to vote for the election of directors (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by such Person.

         Subsidiary Bank shall mean Liberty Bank, a Missouri banking corporation, Springfield, Missouri.

         Term shall have the meaning ascribed thereto in Section 1.

         Third Party Collateral shall mean any Property or assets of any Obligor other than Borrower which secure the payment or performance of any of Borrower's Obligations.

         Transaction Documents shall mean this Agreement, the Note, the Pledge Agreement and all other agreements, documents, instruments, and certificates connected with or otherwise relating to this Agreement or the Loan made hereunder, all as the same may from time to time be amended, modified, extended or renewed.

SECTION 3.        THE LOANS.

         3.01     Commitments of Lender.

                  (a) Term Loan. Lender hereby agrees to make Borrower a term loan in the original principal amount of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) (the "Term Loan"), which Term Loan shall be funded in two advances: one advance in the amount of $4,125,000.00 on or about December 29, 1998; and one advance in the amount of $1,375,000.00 on January 4, 1999. The Term Loan shall be evidenced by a Term Loan Promissory Note of Borrower dated the date hereof and payable to the order of Lender in the original principal amount of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) (as the same may from time to time be amended, modified, extended or renewed, the "Term Loan Note"). The Term Loan Note shall mature on December 29, 2003, (on which date all unpaid principal and all accrued and unpaid interest thereon shall become due and payable). Principal and interest on the Term Loan Note shall be payable as set forth in the Term Loan Note.

                  (b) Thirty Day Loan. Lender hereby agrees to make Borrower a thirty day term loan in the original principal amount of Four Million Eight Hundred Fifty-Seven Thousand and 00/100 Dollars ($4,857,000.00) (the "Thirty Day Loan"), which Thirty Day Loan is being funded on the date hereof. The Thirty Day Loan shall be evidenced by a Thirty Day Loan Promissory Note of Borrower dated the date hereof and payable to the order of Lender in the original principal amount of Four Million Eight Hundred Fifty-Seven Thousand and 00/100 Dollars ($4,857,000.00) (as the same may from time to time be amended, modified, extended or renewed, the "Thirty Day

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Loan Note"). The Thirty Day Loan Note shall mature on January 28, 1999 (on which date all unpaid principal and all accrued and unpaid interest thereon shall become due and payable).

                  (c) Revolving Loan. Lender hereby agrees to make Borrower a revolving loan in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00), (the "Revolving Loan"), which Revolving Loan may be repaid and, subject to the terms and conditions hereof (and as long as no Event of Default exists), reborrowed to, but not including December 28, 1999. Borrower may not obtain any advances under the Revolving Loan until the Thirty Day Loan has been repaid in full. The Revolving Loan shall be evidenced by a Revolving Loan Promissory Note of Borrower dated the date hereof and payable to the order of Lender in the principal amount of Three Million and 00/100 Dollars ($3,000,000.00), or, if less, the aggregate unpaid principal amount of all advances made by Lender (as the same may from time to time be amended, modified, extended or renewed, the "Revolving Note"). The Revolving Note shall mature on December 28, 1999 (on which date all unpaid principal and all accrued and unpaid interest thereon shall become due and payable). Interest shall be due and payable on the Revolving Note on the 24th day of each January, April, July and October, and at maturity.

         3.02 Interest Rates. The Term Note shall bear interest prior to maturity at the rate of Seven Percent (7%) per annum. The Thirty Day Note and Revolving Note shall each bear interest prior to maturity at the rate per annum equal to, at Borrower's option: (a) the Prime Rate; or (b) Two Percent (2%) above the Fed Funds Rate. From and after the maturity of the Notes, whether by reason of acceleration or otherwise, the entire unpaid principal balance of the Notes shall bear interest until paid at a rate per annum equal to Two Percent (2%) over and above the then existing rate(s). Interest shall be computed with respect to the Notes on an actual day, 360-day year basis.

         3.03 Prepayment. Borrower shall be privileged to prepay all at any time or any portion from time to time of the unpaid principal of the Notes prior to maturity, without penalty or premium, provided that: (a) partial prepayments shall be applied to the installments of principal of the Note in the inverse order of their stated maturities; (b) on each prepayment date, Borrower shall pay to Lender all accrued interest on the principal portion of the Note being prepaid to and including the date of such prepayment; (c) no Default or Event of Default under this Agreement shall have occurred and be continuing; and (d) with respect to any prepayment of the Term Note, Borrower shall pay to Lender a prepayment premium equal to the sum of (1) the amount of principal of each installment so prepaid, each respectively multiplied by (2) a rate per annum equal to the difference between the rate of interest applicable under the Term Note and the yield-to-maturity on U.S. Treasury Securities, as reported in The Wall Street Journal or similar publication on the business day before the date of such prepayment, having original maturities closer to, but not later then the maturities of each such installment so prepaid. All determinations, estimates, assumptions, allocations and like required for the determination of such prepayment premiums shall be made by lender in good faith and Lender's determination shall be final, binding and conclusive upon Borrower.

         3.04 Payments Not on a Business Day. In case any installment of principal or interest under the Notes shall become due on a day which is not a Business Day, such principal and interest shall be payable on the next succeeding Business Day.

         3.05 Place of Payment. Both principal and interest under the Notes are payable to Lender in lawful currency of the United States in Federal or other immediately available funds at Lender's banking office at One Mercantile Center, 7th & Washington Streets, St. Louis, Missouri 63101.

SECTION 4.        PRECONDITIONS TO LOAN.

         Notwithstanding any provision contained herein to the contrary, Lender shall have no obligation to make the Loans hereunder unless the following conditions shall have first been met:

         1. Lender shall have received this Agreement and the Notes, each executed by a duly authorized officer of Borrower;

         2. Lender shall have received the duly executed Pledge Agreement, collateral schedules, stock powers and such other documents as Lender may require in connection with the Pledge Agreement;

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         3. Lender shall have received from Borrower 34,000 shares of the common stock of Subsidiary Bank representing 100% of the issued and outstanding common stock of Subsidiary Bank (as verified by the Secretary of Subsidiary Bank), said shares to be issued in Borrower's name and accompanied by stock powers duly executed in blank by an authorized officer of Borrower;

         4. Lender shall have received a Federal Reserve Form U-1, executed by a duly authorized officer of Borrower;

         5. Lender shall have received an original life insurance policy on the life of Gary Metzger ($3,000,000), and an Assignment of Life Insurance Policy as Collateral for such life insurance policy;

         6. Lender shall have received from Borrower, a Secretary's Certificate as to Officers, Directors' Resolutions and Miscellaneous Matters;

         7. Lender shall have received a copy of the Certificate or Articles of Incorporation of Borrower, including any amendments thereto;

         8. Lender shall have received a copy of the By-Laws of Borrower, including any amendments thereto;

         9. Lender shall have received a Certificate of Corporate Good Standing of Borrower issued by the Secretary of the State of Missouri;

         10. Lender shall have received the opinion of Husch & Eppenberger, LLC, counsel for Borrower, substantially in the form of that attached hereto and made a part hereof as Exhibit A (with appropriate insertions);

         11. No material adverse change in the financial condition of Borrower or Subsidiary Bank shall have occurred sine December 31, 1997;

         12. No pending or threatened litigation or other proceeding or investigation shall exist which might materially and adversely affect the prospects, operation or condition (financial or otherwise) of Borrower or Subsidiary Bank;

         13. Neither Borrower nor Subsidiary Bank shall have defaulted, or shall have taken or failed to take any action which, unless corrected, would give rise to a default, on any of their Indebtedness; and

         14 Lender shall have first received such other agreements, documents, instruments, certificates and assurances as Lender may reasonably request.

SECTION 5.        AFFIRMATIVE COVENANTS.

         Borrower covenants and agrees that, so long as any of its Obligations are outstanding, it will:

         5.01 Insurance. Keep adequately insured, and cause each of the Subsidiary Banks to keep adequately insured, by financially sound and reputable insurers acceptable to Lender and in amounts reasonably acceptable to Lender, all Property of Borrower and Subsidiary Bank of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such corporations and acceptable to Lender, and (b) cause Subsidiary Bank to maintain coverage under a banker's blanket bond in an amount equal to the greater of the amount of coverage currently maintained by Subsidiary Bank or the minimum coverage recommended by the Missouri Division of Finance, plus such excess fidelity coverage as Lender may reasonably request from time to time. Promptly after Lender's request there for, Borrower shall provide Lender with evidence that Borrower maintains, and that Subsidiary Bank maintain, the insurance required under this Section 5.01, and evidence of the payment of all premiums therefor.

         5.02 Payment of Taxes. Duly file, and cause Subsidiary Bank to duly file, all Federal, state and local income tax returns and all other tax returns and reports of Borrower or Subsidiary Bank, as the case may be, which are

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required to be filed; and pay, and cause Subsidiary Bank to pay, when due, all taxes and governmental charges assessed against or upon Borrower or Subsidiary Bank, as the case may be, or upon their respective Properties, assets, income or franchises.

         5.03     Financial Data.  Deliver to Lender:

                  (a) As soon as practicable and in any event within thirty (30) days after the end of each fiscal quarter of Borrower (other than the last fiscal quarter of each fiscal year of Borrower) an unaudited consolidated statement of earnings and retained earnings of Borrower and its Consolidated Subsidiaries for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and an unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified to Lender by the principal financial officer of Borrower, subject to changes resulting from normal year-end adjustments; all such statements to be prepared in accordance with generally accepted accounting principles consistently applied;

                  (b) As soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, unaudited consolidated statements of earnings and retained earnings of Borrower and its Consolidated Subsidiaries for such year, and consolidated balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, all such statements to be prepared in accordance with generally accepted accounting principles consistently applied;

                  (c) Contemporaneously with the delivery of the financial statements pursuant to Sections 5.03(a) and (b) hereof, a certificate in substantially the form of that attached hereto and made a part hereof as Exhibit B (with appropriate insertions), executed by the principal financial officer of Borrower;

                  (d) Promptly after filing with any Regulatory Agency, and in any event within ten (10) days after the filing thereof, copies of all financial statements, reports, filings and other documents which Borrower or Subsidiary Bank shall file with any Regulatory Agency; and

                  (e) With reasonable promptness, such other financial information and data as Lender may from time to time reasonably request.

         Lender is hereby authorized to deliver a copy of any financial statements or other information made available by Borrower or Subsidiary Bank to any regulatory authority having jurisdiction over Lender, pursuant to any request there for.

         5.04 Maintenance of Property. Maintain, and cause Subsidiary Bank to maintain, all Property, plants and equipment (except obsolete equipment) of Borrower and Subsidiary Bank in good operating order, and from time to time make , and cause Subsidiary Bank to make, all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

         5.05 Inspection. Permit, and cause Subsidiary Bank to permit, any person designated by lender to visit, inspect and audit any of the Properties, corporate books, loan documentation, loan portfolios, loan files and financial records of Borrower and Subsidiary Bank and to discuss the affairs, finances and accounts of Borrower and Subsidiary Bank with the principal officers of Borrower and Subsidiary Bank, all at such reasonable times and as often as Lender may reasonably request.

         5.06. Corporate Existence. Do or cause to be done all things necessary to (a) preserve and keep in full force and effect the corporate existence, rights and franchises of itself and Subsidiary Bank, (b) duly quality itself and Subsidiary Bank to do business in all jurisdictions where the nature of Property owned or leased by Borrower or Subsidiary Bank or the nature of the business of Borrower or Subsidiary Bank requires such qualification, (c) maintain its status as a "bank holding company" under and within the meaning of 12 U.S.C. section 1841 et seq., (d) cause Subsidiary Bank to preserve and keep in full force and effect its existence, franchise and right to do business as a state bank or national bank, as the case may be, under the laws of the jurisdiction of its incorporation, and (e) maintain Subsidiary

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Bank's status as an "insured bank" as defined in, or within the meaning of, 12
U.S.C. section 1813, and to otherwise maintain Subsidiary Bank's eligibility for federal deposit insurance.

         5.07 Compliance with Law. Comply to the best of Borrower's knowledge in all material respects with, and cause Subsidiary Bank to comply in all material respects with, any and all laws, ordinances and governmental and regulatory rules and regulations to which it or Subsidiary Bank is subject; and obtain, and cause Subsidiary Bank to obtain, any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to do the ownership of the Properties of itself or Subsidiary Bank, or to the conduct of the business of itself or Subsidiary Bank, which violation or failure to obtain might materially adversely affect the business, prospects, profits, Properties or condition (financial or otherwise) of Borrower or Subsidiary Bank.

         5.08 ERISA Compliance. If Borrower or Subsidiary Bank shall have, or in the future create, any Pension Plan, Borrower shall comply with, and shall cause Subsidiary Bank to comply with, all requirements of ERISA relating to such plan. Without limiting the generality of the foregoing, Borrower will not: (a) permit, or cause or allow Subsidiary Bank to permit, any Pension Plan maintained by it or Subsidiary Bank, as the case may be, to engage in any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended; (b) permit, or cause or allow Subsidiary Bank to permit, any Pension Plan maintained by it or Subsidiary Bank, as such term is defined in Section 302 of ERISA, 29 U.S.C. section 1082, whether or not waived;
(c) terminate, or cause or allow Subsidiary Bank to terminate, any such Pension Plan in a manner which could result in the imposition of a Lien on the Property of Borrower or Subsidiary Bank, as the case may be, pursuant to Section 4068 of ERISA, 29 U.S.C. section 1368; or (d) take, or case or allow Subsidiary Bank to take, any action which would constitute or give rise to a complete or partial withdrawal from a multi-employer plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA.

         Notwithstanding any provision contained in this Section 5.08 to the contrary, an act by the Borrower or Subsidiary Bank shall not be deemed to constitute a violation of subparagraphs (a) through (d) hereof unless Lender determines in good faith that said action, individually or cumulatively with other acts of the Borrower and the Subsidiary Banks, does have or is likely to cause a significant adverse financial effect upon Borrower or Subsidiary Bank.

         Borrower shall have the affirmative obligation hereunder to report to Lender any of those acts identified in subparagraphs (a) through (d) hereof, regardless of whether said act does or is likely to cause a significant adverse financial effect upon the Borrower or Subsidiary Bank, and failure by Borrower to report such act promptly upon Borrower's becoming aware of the existence thereof shall constitute an Event of Default hereunder.

         5.10 Ratio of Total Equity Capital to Total Tangible Assets. Cause Subsidiary Bank to maintain at all times during the Term of this Agreement a ratio of total Equity Capital divided by total tangible assets, determined in accordance with generally accepted accounting principles consistently applied, which equals or exceeds the greater of: (a) Five Percent (5%) or (b) the percentage required to be maintained by Subsidiary Bank by or by reason of any law, regulation, rule or order of any Regulatory Agency having jurisdiction over Borrower or Subsidiary Bank. If any Regulatory Agency having jurisdiction over Borrower or Subsidiary Bank hereafter employ at any time or from time to time measurements of capital other than Equity Capital as a percentage of total tangible assets, then Borrower will, and will cause Subsidiary Bank to, comply with such capital guidelines or requirements that in effect in addition to, and not in lieu of, the Equity Capital to total tangible assets ratio described above and the other covenants in this Agreement.

         5.11 Risk-Based Capital Adequacy Guidelines. Cause Subsidiary Bank to: maintain at all times during the Term of this Agreement a total risk-based capital ratio of at least Eight Percent (8%); maintain at all times during the Term of this Agreement a Tier 1 risk-based capital ratio of at least Six Percent (6%); and comply with, and cause Subsidiary Bank to comply with, the risk-based capital adequacy guidelines set forth in Appendix A to Regulation Y of The Board of Governors of the Federal Reserve System, as from time to time amended, or in any successor law, rule or regulation of similar import.

         5.12 Total Loan and Lease Loss Reserve. Cause Subsidiary Bank to maintain at all times during the Term of this Agreement an allowance for possible loan and lease losses in an amount which equals or exceeds the greater of: (a) One Percent (1%) of the then aggregate principal amount of all outstanding loans of Subsidiary Bank; (b) One

Hundred Percent (100%) of the then aggregate principal amount of all outstanding Non-Performing Assets of Subsidiary Bank; (c) the amount determined under generally accepted accounting principles consistently applied; or (d) the amount required by or by reason of any law, regulation, rule or other of any Regulatory Agency having jurisdiction over Borrower or Subsidiary Bank.

         5.13 Ratio of Net Income to Total Assets. Cause Subsidiary Bank to maintain for each calendar year ending during the Term of This Agreement a ratio of Net Income for such calendar year to average total assets during such calendar year of: at least 75/100 of One Percent (.75%) during fiscal year 1999; at least 9/10 of One Percent (.9%) during fiscal year 2000; and at least One Percent (1%) during fiscal year 2001 and thereafter.

         5.14 Notices. Notify Lender in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                  (a) Default. The occurrence of any Default or Event of Default under this Agreement or any default or event of default by Borrower, any other Obligor or Subsidiary Bank under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, any other Obligor or Subsidiary Bank, as the case may be, is a party or by which it is bound or to which it is subject;

                  (b) Litigation. The institution of any material litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, any other Obligor, Subsidiary Bank, any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance;

                  (c) Judgment. The entry of any material judgment or decree against Borrower, any other Obligor or Subsidiary Bank;

                  (d) Pension Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person to terminate any Pension Plan; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of Borrower, any other Obligor or Subsidiary Bank with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

                  (e) Change of Name. Any change in the name of Borrower, any other Obligor or Subsidiary Bank;

                  (f) Change in Place(s) of Business. Any proposed opening, closing or other change of any place of business of Borrower or Subsidiary Bank;

                  (g) Environmental Matters. Receipt of an notice that the operations of Borrower, any other Obligor or Subsidiary Bank are not in full compliance with any of the requirements of any applicable Federal, state or local environmental, health or safety law, rule or regulation; receipt of notice that Borrower, any other Obligor or Subsidiary Bank is subject ot any Federal, state or local investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent or other substance into the environment; or receipt of notice that any of the Properties or assets of Borrower, any other Obligor or Subsidiary Bank are subject to an "Environmental Lien.5 for purposes of this Section 6.15, "Environmental Lien" shall mean a Lien in favor of any governmental or regulatory agency, entity, authority or official for (1) any liability under Federal, state or local environmental laws, rules or regulations or (2) damages arising from or costs incurred by any such governmental or regulatory agency, entity, authority or official in response to a release of a hazardous or toxic waste, substance or constituent or other substance into the environment;

                  (h) Material Adverse Change. The occurrence of any material adverse change in the business, operations or condition, financial or otherwise, of Borrower, any other Obligor or Subsidiary Bank; and

                  (i) Regulatory Matters. The issuance of any cease and desist order against Borrower or Subsidiary Bank by any Regulatory Agency and/or the entry of any memorandum of understanding or other agreement between Borrower or Subsidiary Bank and any Regulatory Agency regardless of whether the same is voluntary or involuntary.

         5.15 Utilization of Loan Proceeds. Utilize the proceeds of the Term Loan immediately upon advancement thereof solely to refinance Borrower's outstanding term debt and to partially fund the purchase of Sac River Valley Bank; utilize the proceed of the Thirty Day Loan immediately upon advancement thereof solely to partially fund the purchase of Sac River Valley Bank; and utilize the proceeds of any advance made under the Revolving Loan (none of which shall be made prior to the repayment of the Thirty Day Loan in full) solely to repurchase shares of the common stock of Borrower.

         5.16 Year 2000 Compliance. Promptly notify Lender in the event Borrower discovers or determines that any computer application (including those of its suppliers and vendors) that is material to the business and operations of Borrower or any Subsidiary that will not be Year 2000 compliant except to the extent that such failure could not reasonably be expected to have a material adverse effect.

SECTION 6.        NEGATIVE COVENANTS.

         Borrower covenants and agrees that, as long as any of its Obligations are outstanding, it will not, and it will not cause or permit Subsidiary Bank to, without the prior written consent of Lender:

         6.01 Indebtedness. Create or incur any indebtedness except (a) to Lender and (b) Indebtedness of Subsidiary Bank to creditors in the ordinary course of its banking business.

         6.02 Merger or Consolidation, etc. Merge into or consolidate with any other entity, or cause or permit any material change in the ownership of Borrower or Subsidiary Bank, or in the identity of the Borrower's executive officers or directors (except for changes necessitated by death, incapacity, natural retirement or similar causes).

         6.03 Sale of Property. Sell, lease, transfer or otherwise dispose of any Property or assets of Borrower or Subsidiary Bank, as the case may be, except in the ordinary course of business; provided, however, that the foregoing shall not preclude Borrower or Subsidiary Bank from selling, leasing, transferring or otherwise disposing of less than substantially all of its assets so long as the purchase price for said assets shall be equal to or greater than the depreciated book value of said assets.

         6.04 Distributions. Declare or incur any liability to make any Distribution in respect of the capital stock of Borrower or the capital stock of Subsidiary Bank, except that: (a) Subsidiary Bank shall be permitted to pay cash dividends to Borrower to the extent necessary to (i) pay Borrower's Obligations then due and payable to Lender and which are actually applied toward payment of the Borrower's Obligations, and (ii) repurchase stock of Borrower; and (b) so long as no Default or Event of Default under this Agreement has occurred and is continuing or is created thereby, Borrower shall be permitted to declare and pay cash dividends on its capital stock in an aggregate amount of up $ -0- during each calendar year ending during the Term of this Agreement.

         6.05 Issuance of Stock, etc. Authorize or issues any new types, varieties or classes of capital stock of Subsidiary Bank, either preferred or common, voting or nonvoting, or any bonds or debentures, subordinated or otherwise, or any stock warrants or options, or authorize or issue any additional shares of stock of any existing class of stock of Subsidiary Bank, or grant any person other than Lender any proxy for existing shares, or cause or allow or declare any stock splits or take any other action which could, directly or indirectly, decrease Borrower's ownership interest in Subsidiary Bank.

         6.06 Default. Allow to occur, or to continue unremedied, any act, event or condition which constitutes an event of default, or which, with the passage of time or giving of notice, or both, would constitute an event of default under, any agreement, document or instrument to which Borrower or Subsidiary Bank is a party or by which Borrower or Subsidiary Bank may be bound.

         6.07 Investments. Make any advances or loans or extensions of credit to, purchase any stock (except for the stock of Borrower contemplated in this Agreement), bonds, notes, debentures or other securities of, make any expenditures on behalf of or in any manner assume liability (direct, contingent or otherwise) for the Indebtedness of, any Person, except (a) such guarantees, loans, advances and/or investments made by Subsidiary Bank in the ordinary course of their banking business, (b) loans or advances from Borrower to Subsidiary Bank, and (c) shares of stock, obligations and/or other securities received in settlement of claims arising in the ordinary course of business.

         6.08 Liens. Create, incur, assume, permit the imposition of or allow the continuance of any Lien on any of the Property of Borrower or Subsidiary Bank, except for (a) Liens securing government deposits at Subsidiary Bank, (b) Liens on Property or assets which secure loans or other extensions of credit made by Subsidiary Bank, (c) Liens on Property or assets acquired by Subsidiary Bank by foreclosure or by deed in lieu of foreclosure and (d) the Liens listed on schedule 7.11 attached hereto.

         6.09 Subsidiaries and Related Companies. (a) Transfer any Property to any Related Party, (b) purchase or sign any agreement to purchase any securities of any Related Party (whether debt, equity or otherwise), underwrite or guarantee the same, or otherwise become obligated with respect thereto, or (c) take any other action or permit any action to be taken with respect to any Related Party which would jeopardize either Borrower's ability to repay the Loan, or any portion thereof, as the same becomes due and payable, or the security given to Lender with respect to the Loan.

         6.10 Use of Proceeds. Use or permit any proceeds of the Loan to be used either directly or indirectly for the purpose (whether immediate, incidental or ultimate) of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as from time to time amended.

         6.11 Non-Performing Assets. Permit the aggregate amount of Non-Performing Assets of any of the Subsidiary Banks to equal or exceed Fifteen Percent (15%) of the then Primary Capital of Subsidiary Bank at any time during the Term of this Agreement.

         6.12 Nature of Business. Conduct or engage in any business if, as a result thereof, the general nature of the business which would thereafter be engaged in by Borrower or Subsidiary Bank, as the case may be, would be substantially changed from the general nature of the business engaged in on the date of this Agreement by Borrower or Subsidiary Bank, as the case may be.

         6.13 Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 7.  REPRESENTATIONS AND WARRANTIES.

         To induce Lender to make the Loan, Borrower hereby represents and warrants to Lender that:

         7.01 Corporate Existence and Power. Borrower and Subsidiary Bank: (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, financial condition or operations. Borrower is a "bank holding company" as defined in and within the meaning of 12 U.S.C. section 1841 et seq., and as such Borrower has filed all necessary reports with and received all necessary approvals from the Board of Governors of the Federal Reserve System. Each of Subsidiary Bank is an "insured bank" as defined in and within the meaning of 12 U.S.C. section 1813.

         7.02 Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement, the Note, the Pledge Agreement and the other Transaction Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.

         7.03 Binding Effect. This Agreement, the Note the Pledge Agreement and the other Transaction Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights in general.

         7.04 Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the principal financial officer of
Borrower: (a) consolidated and consolidating balance sheets and profit and loss statements of Borrower and its Consolidated Subsidiaries as of December 31, 1997, all certified by Borrower's independent certified public accountants, which financial statements have been prepared in accordance with generally accepted accounting principles consistently applied; and (b) an unaudited consolidated balance sheet and profit and loss statement of Borrower and its Consolidated Subsidiaries as of September 30, 1998, certified by the principal financial officer of Borrower as being true and correct to the best of his knowledge and as being prepared in accordance with Borrower's normal accounting procedures. Borrower further represents that: (1) said balance sheets and their accompanying notes fairly present the condition of Borrower and its Consolidated Subsidiaries as of the dates thereof, (2) there has been no material adverse change in the condition or operation, financial or otherwise, of Borrower or any of its Consolidated Subsidiaries since December 31, 1997, and (3) neither Borrower nor any of its Consolidated subsidiaries has any direct or contingent liabilities which are not disclosed on said financial statements.

         7.05 Litigation. Except as disclosed in Schedule 7.05, there is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or Subsidiary Bank before any court, arbitrator or governmental, regulatory or administrative body, agency or official which could result in any material adverse change in the condition or operation, financial or otherwise, of Borrower or Subsidiary Bank, and neither Borrower nor Subsidiary Bank is in default with respect to an order, writ, injunction, decision or decree of any court, arbitrator or governmental, regulatory or administrative body, agency or official which could have a material adverse effect on Borrower or Subsidiary Bank.

         7.06 Pension and Welfare Plans. Each Pension Plan complies with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither the Borrower nor any ERISA Affiliate nor Subsidiary Bank has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by Borrower, any ERISA Affiliate or Subsidiary Bank to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, any ERISA Affiliate or Subsidiary Bank of any material liability, fine or penalty; and neither the Borrower nor any ERISA Affiliate nor Subsidiary Bank is a "contributing sponsor" as defined in Section 4001(a) (13) of ERISA of a "single-employer plan" as defined in Section 4001(a) (15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Neither the Borrower nor Subsidiary Bank has any contingent liability with respect to any ""employee welfare benefit plans", as such term is defined in Section 3 (a) of ERISA, which covers retired employees and their beneficiaries.

         7.07 Tax Returns and Parent. Borrower and Subsidiary Bank has filed all Federal, state and local income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower or Subsidiary Bank, except for the filing of such returns, if any, in respect of which an extension of time for filing is in effect.

         7.08     Subsidiaries.  Subsidiary Bank is the only Subsidiary of
Borrower.

         7.09 Compliance With Other Instruments; None Burdensome. None of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or Subsidiary Bank, or any of the provisions of Borrower's Articles or Certificate of incorporation or By-laws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower or Subsidiary Bank is a party or subject, or by which it or its Property is bound. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, the exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

         7.10 Other Loans and Guarantees. Except as disclosed on Schedule 7.10 attached hereto, neither Borrower nor Subsidiary Bank (except in the ordinary course of the banking business) is borrower, guarantor or obligor with respect to any loan transaction, guarantee or other indebtedness for borrowed money.

         7.11 Title to Property. Borrower and Subsidiary Bank is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower or Subsidiary Bank to conduct its business. Neither Borrower nor Subsidiary Bank has signed any financing statements, security agreements or chattel mortgages with respect to any of its Property, has granted or permitted any Liens with respect to any of its Property or has any knowledge of any Liens with respect to any of its Property, except as disclosed on Schedule 7.11 attached hereto.

         7.12 Regulation U. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T, or X thereof, as amended. If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U1 referred to in Regulation U.

         7.13 Environmental Matters. There are no disputes pending (nor, to the knowledge of Borrower, are there any disputes threatened nor, to the knowledge of Borrower, is there any basis therefor) affecting Borrower or Subsidiary Bank, whether or not in or before any court or arbitrator of any kind or involving any governmental or regulatory body, which, if adversely determined could, singly or in the aggregate, have a material adverse effect on the business, Properties, assets, liabilities, financial condition, results of operations or business prospects of Borrower or Subsidiary Bank or on the ability of Borrower to perform its obligations hereunder or under the Note or any of the other Transaction Documents, relating to environmental matters, including, without limitation, any notice from any agency, state or Federal, that Borrower or Subsidiary Bank is a potentially responsible party for the cleanup of any environmental waste site, that Borrower or Subsidiary Bank is in violation of any environmental permit or regulation, that Borrower or Subsidiary Bank has been placed on any registry of solid or hazardous waste disposal sites, or of the expiration, revocation or denial of any environmental permit or other loss of interim status or other current authorization to operate any unit or portion of the facilities of Borrower or Subsidiary Bank.

         7.14 Shares of Subsidiary Bank. The authorized capital of Subsidiary Bank consists solely of thirty-four thousand (34,000) shares of common stock, $50.00 par value. As of the date hereof, Borrower is the sole legal and beneficial owner of thirty-four thousand (34,000) shares of common stock, $50.00 par value, of Subsidiary Bank, representing One Hundred Percent (100%) of all of the outstanding and issued shares of common stock of Subsidiary Bank, subject to no Liens, warrants, options, proxies, restrictions on transfer, resale or other disposition (except those in favor of Lender); that all of such shares are all validly issued, fully paid and nonassessable; and that Borrower has the unqualified right and power to grant a security interest in such shares without the consent of any other Person being required therefor. As of the date hereof, there are no warrants or options, or any agreements to issue any warrants or options, outstanding with respect to any class of capital stock of Subsidiary Bank.

         7.16 Year 2000 Compliance. Borrower has: (a) initiated a review and assessment of all areas within the business and operations (including those affected by suppliers and vendors) of Borrower and each Subsidiary that could be affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower or any Subsidiary [or suppliers or vendors] may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to, on and any date after December 31, 1999); (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis; and
(iii) to date implemented that plan in accordance with that timetable. Borrower represents that all computer applications (including those of its suppliers and vendors) that are material to the business and operations of Borrower or any Subsidiary will on a timely basis, be able to perform date sensitive functions for all dates before, on and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect.

SECTION 8.  EVENTS OF DEFAULT

         If any of the following ("Events of Default") shall occur and be continuing:

         8.01 Borrower shall fail to pay any of Borrower's Obligations as and when the same shall become due and payable, whether by reason of demand, acceleration or otherwise and such failure remains unremedied for five (5) days after written notice thereof shall have been given to Borrower by Lender;

         8.02 Any representation or warranty of Borrower made in this Agreement or in any of the other Transaction Documents or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

         8.03 Borrower shall fail to perform or observe any term, covenant or provision contained in sections 5.10, 5.11, 5.12, 5.13, 5.16 or Section 6 hereof;

         8.04 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement and any such failure remains unremedied for thirty (30) days after written notice thereof shall have been given to Borrower by Lender;

         8.05 This Agreement or any of the other Transaction Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability hereof or thereof shall be contested or denied by Borrower, or if Borrower shall deny that it has any further liability or obligation hereunder or thereunder or if Borrower shall fail to comply with or observe any of the terms, provisions or conditions contained in any of the Transaction Documents (other than this Agreement);

         8.06 An "Event of Default" (as defined therein) shall occur under or within the meaning of the Pledge Agreement;

         8.07 Borrower, Subsidiary Bank or any other Obligor shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself, himself or herself or a substantial part of its, his or her Property or assets, (d) file an answer admitting the material allegations or a petition filed against itself, himself or herself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its, his or her inability or fail generally to pay its, his or her debts as they become due, (g) become insolvent in either the equity or bankruptcy sense of the term or (h) take any corporate or other action for the purpose of effecting any of the foregoing;

         8.08 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, Subsidiary Bank or any other Obligor, or of a substantial part of the Property or assets of Borrower, Subsidiary Bank or any other Obligor, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, Subsidiary Bank or any other Obligor or of a substantial part of the Property or assets of Borrower, Subsidiary Bank or any other Obligor or (c) the winding-up or liquidation of Borrower, Subsidiary Bank or any other Obligor; and any such proceeding or petition shall continue undismissed for ninety (90) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety
(90) consecutive days;

         8.09 Subsidiary bank shall be placed in receivership by any Regulatory Agency;

         8.10 Any Regulatory Agency shall notify Subsidiary Bank that its capital has been impaired and such impairment is not corrected within thirty
(30) days after said notice;

         8.11 Subsidiary Bank shall cease to be an "insured bank" under or within the meaning of the Federal Deposit Insurance Act of 1959, as amended, or a cease and desist order, memorandum of understanding or other agreement shall be issued by any Regulatory Authority against or affecting Borrower or Subsidiary Bank which (in Lender's opinion) has or could have a material adverse affect on the business, operation or condition, financial or otherwise, of Borrower or Subsidiary Bank;

         8.12 Any litigation or governmental or regulatory proceeding is instituted against Borrower, Subsidiary Bank or any other Obligor which in Lender's reasonable opinion, will have a material adverse effect on the financial condition of Borrower, Subsidiary Bank or any other Obligor or on the continued operation of Borrower, Subsidiary bank or any other Obligor, after taking into account insurance coverage and reserves therefor (in any);

         8.13 Any property of Borrower, Subsidiary Bank or any other Obligor shall be seized, attached or levied upon, unless released within thirty (30) days after being seized, attached or levied upon;

         8.14 Borrower, Subsidiary Bank or any other Obligor shall have a judgment in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) entered against it by a court having jurisdiction in the premises, and such judgment shall not be appealed in good faith or satisfied by Borrower, Subsidiary Bank or such Obligor, as the case may be, within thirty (30) days after the entry of such judgment;

         8.15 Borrower, Subsidiary Bank or any other Obligor shall fail (and such failure shall not have been cured or waived) to perform or observe any term, provision or condition of, or any other default or event of default shall occur under, any agreement, document or instrument evidencing or securing any outstanding indebtedness of Borrower, such Subsidiary Bank or such Obligor, as the case may be, for borrowed money (other than Borrower's Obligations), if the effect of such failure or default is to cause or permit such indebtedness to be declared to be due and payable or otherwise accelerated, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         8.16 The institution by Borrower, any ERISA Affiliate or Subsidiary Bank of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, any ERISA Affiliate or Subsidiary Bank would be required to make a contribution to such Pension Plan or would incur a liability or obligation to such Pension Plan in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00); or the institution by the PBGC of steps to terminate any Pension Plan; or

         8.17 Borrower, Subsidiary Bank or any other Obligor shall be declared by Lender to be in default on, or pursuant to the terms of, (a) any other present or future obligation to Lender, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (b) any other present or future agreement purporting to convey to Lender a Lien upon any of the Property or assets of Borrower, Subsidiary Bank or such Obligor;

         THEN, and in such event (other than an event described in Section 8.07, 8.08 or 8.09), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Notes issued under this Agreement and all other amounts payable by Borrower hereunder to be immediately due and payable, whereupon all of such outstanding principal balance and accrued and unpaid interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 8.07, 8.08 or 8.09, the entire outstanding principal balance of and all accrued and unpaid interest on the Notes issued under this Agreement and all other amounts payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law.

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

SECTION 9.  GENERAL.

         9.01 No Waiver. No failure or delay by Lender or the holder of the Notes in exercising any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of banker's lien or set-off.

         9.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default under this Agreement, lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of Borrower's Obligations irrespective of whether or not Lender shall have made any demand hereunder or thereunder. Lender agrees promptly to notify Borrower after any such set-off and application made by lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 9.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of lender to exercise any right of setoff or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

         9.03 Cost and Expenses. Borrower agrees to pay (a) all recording and filing fees incurred in connection with this Agreement and the other Transaction Documents, in an amount not to exceed $1,000.00, (b) if an Event of Default occurs, all out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable Attorneys' Fees, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and
(c) all other reasonable Attorneys' Fees incurred by Lender relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents.

         9.04 Environmental Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses, liabilities, damages, injuries, cost, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to or as a direct or indirect result of the violation by Borrower or Subsidiary Bank of any laws or regulations relating to solid waste and/or hazardous waste treatment, storage, disposal, generation and transportation, air, water and/or noise pollution, soil or ground or water contamination, the handling, storage or release into the environment of hazardous materials or hazardous substances, and the transportation of hazardous materials ("Environmental Laws"); or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by Borrower and/or Subsidiary Bank in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any hazardous material or substances (including, without limitation, any losses, liabilities, damages, injuries, costs expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 9.04 shall survive the satisfaction and payment of Borrower's Obligations and termination of this Agreement.

         9.05 General Indemnity. In addition to the payment of expenses pursuant to Section 9.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold Lender and any holder of any of the Notes, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (collectively called the "indemnities") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such indemnities shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnities, in any manner relating to or arising out of this Agreement or other agreements executed and delivered by Borrower or any other Obligor in connection herewith, the statements contained in any commitment letters delivered by Lender, Lender's agreement to make the Loan hereunder or the use or intended use of the proceeds of the Loan hereunder (the "indemnified liabilities"); that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnities or any of them. The provisions of the undertakings and indemnification set out in this Section 9.05 shall survive satisfaction and payment of Borrower's Obligations and termination of this Agreement.

         9.06 Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by Lender to have been delivered by any Person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a Person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses and expenses, if any, ensuing from any such action.

         9.07 Notices. Any notice, request, demand, consent, confirmation or other communication hereunder shall be in writing and delivered in person or sent by telegram, telex or registered or certified mail, return receipt requested and postage prepaid, if to Borrower at 1414 East Primrose, Springfield, Missouri 65804, Attention: Gary E. Metzger, President, or if to Lender at One Mercantile Center, 7th & Washington Streets, St. Louis, Missouri 63101-1643, Attention: Correspondent Banking Department, or at such other address as either party may designate as its address for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered or sent in person or sent by telegram or telex, or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail.

         9.08 CONSENT TO JURISDICTION. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, AS LENDER MAY EFFECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZED THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.07. BORROWER AND LENDER IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES.

         9.09 Lender's Books and Records. Lender's books and records showing the account between Borrower and Lender shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof.

         9.10 Governing Law; Amendments. This Agreement, the Note, the Pledge Agreement and all of the other Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of Missouri, and this Agreement and the other Transaction Documents may not be changed, nor may any term, condition or Event of Default be waived, modified or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought,

         9.11 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to section numbers of this Agreement, and all references herein to Exhibits A and B refer to annexed Exhibits A and B which are hereby incorporated herein by reference. The section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

         9.12 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and Lender and its successors and assigns. Borrower may not assign or delegate any of its rights or obligations under this Agreement.

         9.13 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.15 Resurrection of Borrower's Obligations. To the extent that Lender receives any payment on account of any of Borrower's Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower's Obligations or part thereof intended to be satisfied and any and all liens, security interests, mortgages, deeds of trust and/or other encumbrances upon or pertaining to any assets of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such Borrower's Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower's Obligations.

         9.16 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understanding (oral or written) relating to the subject matter hereof.

         9.17 Notice Required by Section 432.045 R.S. Mo. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND LENDER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS BORROWER AND LENDER REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN BORROWER AND LENDER, EXCEPT AS BORROWER AND LENDER MAY LATER AGREE IN WRITING TO MODIFY IT.

                  IN WITNESS WHEREOF, the parties have executed this Term Loan Agreement as of the day and year first above written.

                                    BORROWER:

                                    LIBERTY BANCSHARES, INC.

                                    By: /s/ Gary E. Metzger
                                       -----------------------
                                       Title: President


                                    LENDER:

                                    MERCANTILE BANK
                                    NATIONAL ASSOCIATION

                                    By: /s/ David C. Buettner
                                       -----------------------
                                        David C. Buettner,
                                        Vice President